Exhibit 10.74.9

SEPARATION AND SEVERANCE AGREEMENT

THIS SEPARATION AND SEVERANCE AGREEMENT (hereafter referred to as this “Agreement”) is made and entered into effective as of June 6, 2005 by and between, on the one hand, CORRECTIONAL SERVICES CORPORATION, a Delaware corporation, and YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation, each having its principal place of business in Sarasota, Florida (hereafter referred to collectively as “the Company”), and, on the other, JESSE E. WILLIAMS, JR., a resident of the State of Florida (hereafter referred to as “Mr. Williams”).

Witnesseth:

WHEREAS, pursuant to an Employment Agreement made on March 5, 2003 (hereinafter referred to as the “Employment Agreement”), the Company employed Mr. Williams as a “Senior Vice President” for a term of employment that commenced on July 1, 2003 and was to end on June 30, 2005; and

WHEREAS, the Company has decided not to continue Mr. Williams’s employment subsequent to June 30, 2005, and has communicated this decision to Mr. Williams; and

WHEREAS, Mr. Williams is an employee in good standing, and the Company and Mr. Williams have determined that it is in their mutual best interest to separate and terminate Mr. Williams’ employment with the Company immediately rather than awaiting the expiration of the employment set forth in the Employment Agreement, and to enter into this Agreement in order to memorialize the terms and conditions of Mr. Williams’ separation from employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Company and Mr. Williams hereby agree as follows:

1. Termination of Employment Agreement. The Company and Mr. Williams hereby confirm and agree that Mr. Williams’ employment with the Company is hereby terminated effective as of the date June 30, 2005, and, except as expressly set forth herein, the Employment Agreement is hereby terminated. The parties intend that this Agreement shall supercede and replace any inconsistent terms or conditions contained in the Employment Agreement relating to the matters addressed herein in their entirety, including, without intended limitation, the terms of Sections 4 and 9 of the Employment Agreement.

2. Resignation. Mr. Williams does hereby resign from his position as the “Senior Vice President” of the Company and from all other offices and directorships that he currently holds with any of the Company’s subsidiaries or affiliates or that he holds at the direction of the Company. Mr. Williams acknowledges that the Company may be required to announce publicly that Mr. Williams has resigned from his positions with the Company and its subsidiaries, and hereby consents to any public announcement by the Company to that effect. The Company and

Mr. Williams further agree that they each shall advise third parties interested in the circumstances of Mr. Williams’s separation from employment solely that “Mr. Williams has resigned to pursue other interests.”

3. Salary and Special Severance Benefit. On the Company’s next regularly scheduled payroll payment date following the effective date of this Agreement, the Company shall pay to Mr. Williams his accrued but unpaid salary through June 30, 2005, and, in addition, shall pay as a severance payment to Mr. Williams, in a lump sum, an amount equivalent to  1/2 of Mr. Williams’s current base salary (exclusive of any bonuses or other compensation earned by Mr. Williams in the current or any prior year). All such payments shall be made subject to, and after deduction for, all required withholdings for income and payroll taxes and other required withholdings.

4. No Bonuses or Other Compensation Payable. Notwithstanding anything contained in the Employment Agreement, and regardless of the terms of any of the Company’s currently existing or subsequently created executive bonus or incentive plans, Mr. Williams shall not be entitled to any bonus(es) or other forms of compensation with respect to any period prior to the date of this Agreement or for any period subsequent to the date of this Agreement in addition to the payments provided for in Section 3 of this Agreement, and does hereby forever and fully release and discharge the Company and its subsidiaries, officers, directors, Mr. Williams and shareholders of and from, and covenants and agrees not to assert, any and all claims, demands or suits for any such bonus(es) or other forms of compensation.

5. Health Benefits. The Company shall continue to provide Mr. Williams with the executive health insurance benefits currently provided to him by the Company without cost to Mr. Williams through and including June 30, 2005. Mr. Williams may elect to continue his coverage for up to 18 additional months after such date, but, if he so elects, he must pay to the Company, on or before August 31, 2005, the full amount of the premium due for such coverage for any period subsequent to June 30 to the date of payment, and, thereafter, pay the full amount of the premium to continue coverage for so long as he desires to maintain coverage thereunder during such 18 month period. The Company will provide Mr. Williams with additional information pertaining to his “COBRA” benefits under separate cover.

6. Stock Options. The Board of Directors of the Company has granted to Mr. Williams incentive stock options to purchase up to 10,000 shares of the Common Stock of the Company in accordance with the Incentive Stock Option Agreement dated July 1, 2003 between the Company and Mr. Williams, 5,000 of which vested on July 1, 2004 and 5,000 of which are scheduled to vest on July 1, 2005. The Company hereby agrees that such option shall be deemed vested and exercisable by Mr. Williams notwithstanding the vesting schedule provided for in the Incentive Stock Option Agreement, and that, for purposes of the Incentive Stock Option Agreement, Mr. Williams’ employment with the Company has been terminated not for cause and that Mr. Williams shall be deemed not to have voluntarily resigned his employment with the Company; therefore, pursuant to Section 9(c) of the Incentive Stock Option Agreement, Mr. Williams shall retain the right to exercise such vested options for a period of 6 months following the effective date of this Agreement.

7. Confidentiality. Mr. Williams acknowledges and understands that, during his employment with the Company, he has been in a position of confidence and trust with respect to the business of the Company, and that, in such position, he has had access to confidential and proprietary information pertaining to the business, financial affairs, prospects, projects and methods of operations of the Company. Mr. Williams, therefore, acknowledges that he understands that he is bound to maintain all such information in confidence and that he shall not be permitted to use such information for his own benefit or for the benefit of any other party during the remainder of his tenure with the Company or at any time following his separation from employment. Upon termination of Mr. Williams’s employment, or at any time upon the Company’s request, Mr. Williams shall promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and shall not take any documents or materials or copies thereof containing any information disclosed to him by the Company. For purposes of this Agreement, all projects in development, marketing plans, program offerings, methods and techniques, business plans and strategies, financial information, forecasts, personnel information and customer lists of the Company shall be considered to be confidential and proprietary information of the Company, regardless of whether it is identified or designated as such by the Company. Nothing contained herein shall be construed to prevent Mr. Williams from complying with a lawfully issued subpoena.

8. Non-Competition Covenant. Mr. Williams acknowledges and understands that the “Non-Competition Covenant” set forth in Section 10 of the Employment Agreement was intended to bind Mr. Williams following his separation of employment, and therefore, acknowledges and agrees that the terms of Section 10 of the Employment Agreement, the terms of which are hereby incorporated in this Agreement by this reference and made a substantive part hereof, remain, and shall remain, in full force and effect notwithstanding the termination of his employment with the Company.

9. Non-Disparagement. Mr. Williams further covenants and agrees that, during the Non-Competition Period, he will not disparage the Company or any of its subsidiaries, directors, officers, employees, whether by spoken word, print or electronic communication.

10. Cooperation. Mr. Williams also covenants and agrees that, notwithstanding the termination of his employment, Mr. Williams will continue to cooperate with the Company with respect to any on-going litigation by or against the Company in which he is currently involved and/or with any administrative or legal proceedings hereafter initiated by or against the Company arising out of or related to any facts, events, incidents or circumstances existing, occurring or arising at any time during which Mr. Williams has been or will remain employed by the Company, and shall make himself available without cost to the Company for interviews, depositions and testimony and to assist with and participate in strategy sessions as reasonable necessary; provided however, that, to the extent that Mr. Williams’s participation in any of the foregoing shall be necessary, the Company shall pay to or for Mr. Williams all reasonable costs and expenses incurred by Mr. Williams in providing such cooperation and assistance in accordance with the Company’s expense reimbursement policies then in effect.

11. Remedies for Breach. Mr. Williams hereby acknowledges the broad scope of the covenants contained in Sections 7, 8 and 9 of this Agreement, but agrees that such covenants are reasonable in light of the consideration to be paid to Mr. Williams pursuant to this Agreement and the scope of the business of the Company, and represents and warrants to the Company that such covenants do not unreasonably restrict his employment opportunities or unduly burden or deprive him of a means of earning a livelihood. Mr. Williams further acknowledges and agrees that, if he should breach any of the covenants contained in Sections 7, 8, 9 or 10 of this Agreement, the Company may not have an adequate remedy at law for monetary damages to remedy any such breach; therefore, Mr. Williams agrees that, in the event of any breach or threatened breach by Mr. Williams of any of the covenants contained in Sections 7, 8 or 9 of this Agreement, the Company shall have the right to seek equitable and injunctive relief against Mr. Williams, without the necessity of posting of any bonds, in addition and without prejudice to its right to seek monetary damages, in order to prevent any threatened breach or further breach thereof by Mr. Williams, and in the event of any breach or threatened breach by Mr. Williams of any of the covenants contained in Section 10 of this Agreement, the Company shall be entitled to an order of specific performance in order to compel Mr. Williams to comply with the same, in addition and without prejudice to its right to seek monetary damages for the breach thereof. Mr. Williams further agrees that, if the Company shall be required to engage the services of an attorney and/or to resort to litigation in order to enforce those covenants, then, in addition to any monetary damages caused by any breach thereof by Mr. Williams, Mr. Williams shall be obligated to pay to the Company the cost of any and all reasonable and necessary attorneys’ fees and expenses, court costs and other reasonable and necessary fees or expenses incurred by the Company in enforcing this covenant.

12. Governing Law and Interpretation. Any questions of law concerning the interpretation of any of the terms of this Agreement shall be governed by the laws of the State of Florida and shall be resolved in the state courts of the State of Florida sitting in Sarasota County. Each of the parties hereby waives any and all objections to the jurisdiction of such courts or to such venue. If for any reason any of the terms hereof shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the terms hereof shall not be affected and the invalid or unenforceable terms shall be deemed modified to the minimum extent necessary to make those terms consistent with applicable law, and, in their modified form, those terms shall then be enforceable and enforced. The recitals to this Agreement are to be considered a substantive part of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. With respect to each and every term and provision in this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or provision, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

13. Amendments and Waivers. This Agreement and the provisions hereof may be amended, modified or supplemented in whole or in part, but only by a written instrument making express reference to this Agreement and executed by the Company and Mr. Williams. No waiver of any provision of this Agreement shall be valid unless in writing, making express reference to this Agreement, and signed by the person against whom enforcement of such waiver is sought. The failure of any party at any time to insist upon strict performance of any provision hereof shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any future time.

14. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors in interest and Mr. Williams and his heirs, next of kin, personal representatives and guardians as applicable.

15. Effect of Agreement. The terms of this Agreement are intended to be a complete and final expression, and integration, of the understandings and agreements between the Company and Mr. Williams concerning the terms and conditions of Mr. Williams’ separation from employment with the Company, and, upon execution, shall serve to supercede and terminate each and every prior and contemporaneous promise, agreement, representation, warranty, understanding and commitment, whether written or oral, expressed or implied, made by or between the Company and Mr. Williams concerning the terms and conditions of Mr. Williams’ separation from employment with the Company, including, in particular, any inconsistent terms or conditions contained in the Employment Agreement relating to the matters addressed herein.

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IN WITNESS WHEREOF, the Company and Mr. Williams have executed and delivered this Agreement to effective as of the date first above written.

WITNESS:	CORRECTIONAL SERVICES CORPORATION

Elizabeth __ll	By:	/s/ James F. Slattery
James F. Slattery President and Chief Executive Officer

WITNESS:

Elizabeth __ll	/s/ Jesse E. Williams, Jr.
Jesse E. Williams, Jr.